Exhibit 99.1

                         ESB FINANCIAL CORPORATION

                            600 Lawrence Avenue
                     Ellwood City, Pennsylvania 16117
                               724.758.5584

                               PRESS RELEASE

FOR IMMEDIATE RELEASE                   CONTACT:

April 15, 2003                          Frank D. Martz
                                        Group Senior Vice President of
                                        Operations
                                        (724) 758-5584


                  ESBF ANNOUNCES SIX FOR FIVE STOCK SPLIT
                  ---------------------------------------

Ellwood City, Pennsylvania.  ESB Financial Corporation (Nasdaq NMS:
ESBF) announced today that the Board of Directors has declared a six for five stock split of ESBF common stock, which is payable on May 15, 2003 to the stockholders of record at the close of business on May 1, 2003. As of April 15, 2003, there were 8,788,383 shares of common stock outstanding and 2,336 registered stockholders of record. The number of stockholders of record does not include the number of persons or entities who hold their stock in nominee or "street" name.

Charlotte A. Zuschlag, President and Chief Executive Officer, noted that the Company's strong results from operations for the year ended 2002, and for the first three months ended March 31, 2003, was a reason behind the announcement. The Company reported net income of $8.96 million or $1.03 per diluted share for year ended December 31, 2002, and net income of $2.4 million or $0.27 per diluted share for the three months ended March 31, 2003.

Ms. Zuschlag stated, "This six for five stock split represents the ninth such stock split since the Company went public in June 1990. The Board of Directors declared this stock split in order to reflect the appreciation of the stock price since 1990 and to increase the number of outstanding shares. This should amplify trading activity, or float, in our common stock." Ms. Zuschlag also stated, "The Board is most pleased to announce this stock split. This stock split, combined with our maintaining the current payout of $0.10 per share quarterly cash dividend, effectively increases the cash payout to our stockholders by 20%."

ESB Financial Corporation is the parent holding company of ESB Bank. ESB Bank serves a four county area with 17 community offices - Ellwood City, New Castle, Aliquippa, Ambridge, Center Township, Franklin Township, Coraopolis, Baldwin, Beechview, Brighton Heights, Fox Chapel, North Shore, Troy Hill, Springdale, Spring Hill, Wexford and Zelienople. The common stock of ESB Financial Corporation trades on the Nasdaq stock market under the symbol "ESBF".